Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NCI Building Systems, Inc. for the registration of 43,211,817 shares of Common Stock and to the incorporation by reference therein of our reports dated December 22, 2015, with respect to the consolidated financial statements of NCI Building Systems, Inc., and the effectiveness of internal control over financial reporting of NCI Building Systems, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended November 1, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Houston, Texas
March 28, 2016